PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  ACSYS, INC.
                (Name of Registrant as Specified in its Charter)


(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:
         Common Stock
     2)  Aggregate number of securities to which transaction applies:
         [              ]
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)  Amount Previously Paid:

         ---------------------------------------------
     2)  Form, Schedule or Registration Statement No.:

         ---------------------------------------------
     3)  Filing Party:

         ---------------------------------------------
     4)  Date Filed:

                                  ACSYS, INC.
                        2000 PENNSYLVANIA AVENUE, N.W.
                                  SUITE 7650
                            WASHINGTON, D.C. 20006


                                                                    May 8, 1998


Dear Shareholders:

  The directors and officers of ACSYS, Inc. cordially invite you to attend its first annual meeting of shareholders. We hope you will join us for the meeting at 10:00 a.m. on Friday, May 29, 1998, at the offices of Nelson Mullins Riley & Scarborough, L.L.P., Suite 1400, 999 Peachtree Street, N.E., Atlanta, Georgia 30309. At the Meeting, holders of record of the Company's Common Stock at the close of business on May 6, 1998 will be requested to consider and vote upon:

  1. The election of nine directors of the Company.

  2. The transaction of any other business that may properly come before the Meeting.

  All shareholders are invited to attend the Meeting in person. Please consider the attached materials carefully and then sign and date the enclosed proxy and mail it at your earliest convenience in the return envelope provided. If you attend the Meeting in person you may, if you wish, vote personally on all matters brought before the Meeting even if you have previously returned your proxy.

                                          Sincerely,


                                          /s/ Timothy Mann, Jr.

                                          Timothy Mann, Jr.
                                          Chief Executive Officer

                                  ACSYS, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, MAY 29, 1998

  Notice is hereby given that the annual meeting of shareholders (the "Meeting") of ACSYS, Inc. (the "Company") will be held on Friday, May 29, 1998 at 10:00 a.m. E.D.T. at the offices of Nelson Mullins Riley & Scarborough, L.L.P., Suite 1400, 999 Peachtree Street, N.E., Atlanta, Georgia 30309, Atlanta, Georgia for the following purposes:

  (1) To Elect Nine Directors. The shareholders will consider and vote upon the election of nine directors of the Company to serve until the next annual meeting of the shareholders of the Company or until their successors are duly elected and qualified.

  (2) To Consider and Vote Upon Any Other Business. The shareholders will consider and vote upon the transaction of any other business that may properly come before the Meeting.

  Shareholders of record at the close of business on May 6, 1998 are entitled to be present and to vote at the Meeting or any adjourned meeting. These proxy materials are being mailed to shareholders on or about May 8, 1998.

  IMPORTANT--EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE COMPANY, AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING, AND IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE YOUR SHARES IN PERSON.

                                  THE COMPANY

  ACSYS, Inc. (the "Company") is one of the leading providers of accounting and finance temporary staffing and permanent placement services in the United States. Since its formation as a Georgia corporation in March 1997, the Company has acquired eight accounting and finance specialty professional staffing businesses. The Company operates 18 offices serving the Atlanta, Charlotte, Central New Jersey, Orlando, Philadelphia, Tampa, Washington, D.C. and Richmond, Virginia metropolitan markets. The Company's goal is to build a national specialty professional staffing business with offices in major United States metropolitan markets. The Company's clients include Fortune 1000 companies, middle market companies, governmental agencies and nonprofit organizations. In February 1998 the Company completed its initial public offering of 2,842,500 shares of Common Stock at a price of $8.50 per share, realizing net cash proceeds of approximately $20.1 million after deducting underwriting discounts and offering expenses. (The foregoing amounts exclude the sale of 320,000 shares by selling shareholders in the offering and include the underwriters' exercise of their over-allotment option to purchase 412,500 shares.) The Company maintains its principal executive offices at 2000 Pennsylvania Avenue, N.W., Suite 7650, Washington, D.C. 20006, and its telephone number is (202) 872-0303.

                                  THE MEETING

TIME, DATE AND PLACE

  The Meeting will be held at 10:00 a.m., E.D.T., on May 29, 1998, at the offices of Nelson Mullins Riley & Scarborough, L.L.P., Suite 1400, 999 Peachtree Street, N.E., Atlanta, Georgia 30309.

PURPOSE OF THE MEETING

  The purpose of the Meeting is to consider and vote upon: (1) the election of nine directors of the Company to serve until the next annual meeting of the shareholders of the Company or until their successors are duly elected and qualified; and (2) the transaction of any other business that may properly come before the Meeting.

RECORD DATE AND RULES FOR VOTING

  Only shareholders of record at the close of business on May 6, 1998 (the "Record Date") are entitled to be present and to vote at the Meeting or any adjournment of the Meeting. As of the Record Date, the Company had 11,428,683 shares of Common Stock outstanding and entitled to vote at the Meeting. Each share of the Company's Common Stock entitles the holder to one vote with respect to all matters to come before the Meeting, and all of such shares vote as a single class. Shares represented by duly executed proxies will be voted in accordance with shareholders' instructions. If a shareholder signs the proxy but does not fill in a vote, his or her shares will be voted in accordance with the Directors' recommendations. The Company's management knows of no other matters to be presented or considered at the Meeting, but if any other business is brought before the meeting, shares will be voted at the Directors' discretion. The proxies named will have the authority to vote for any person for election as a director in lieu of either person nominated if the nominee is unable to serve. It is not contemplated that any nominee will be unable to serve.

  The presence in person or by proxy of shareholders owning more than one-half of the shares outstanding and entitled to vote constitutes a quorum. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes "for" and all votes to "withhold authority" will be counted, and shares will be counted for quorum purposes if they are represented at the Meeting for any purpose other than solely to object to holding the meeting or transacting business at the Meeting. Assuming that a quorum is present, abstentions and broker non-votes will have no effect on the voting.

  Assuming that a quorum is present, the vote required for election of directors is a plurality of the votes cast by the shares entitled to vote in the election. For any other matter coming before the Meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shareholders do not have cumulative voting rights. If the Meeting is adjourned, the proxy may also be used at any later meetings, for the purposes stated in the Notice of Meeting.

  A proxy may be revoked, at any time before it is voted, at the option of the person signing it by providing written notice to such effect to the Secretary of the Company, delivering a later dated proxy, or by voting in person at the Meeting.

  If any beneficial owner of Common Stock holds such stock in "street name" and wishes to vote such owner's shares at the Meeting, such owner must obtain from the relevant nominee holding Common Stock a properly executed "legal proxy" identifying the beneficial owner as a holder of Common Stock, authorizing the beneficial owner to act on behalf of the nominee-record owner at the Meeting and identifying the number of shares that the beneficial owner is authorized to vote.

SOLICITATION OF PROXIES; COSTS

  The enclosed proxy is solicited by the Company for use at the Meeting. The Company will solicit proxies principally by mailing these materials to the shareholders, but the Directors, officers and employees of the Company may, on the Company's behalf, solicit proxies by telephone or in person. The Company will pay all of the costs of the solicitation, principally the costs of preparing, printing and mailing these materials. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

                           MANAGEMENT OF THE COMPANY

  The nominees for director and the executive officers of the Company and their ages and positions as of the Record Date are as follows:

EXECUTIVE OFFICERS AND DIRECTORS

NAME                        AGE POSITION
----                        --- --------
David C. Cooper............  42 Chairman of the Board
Timothy Mann, Jr...........  32 Chief Executive Officer and Director
Edward S. Baumsteim........  43 President, Chief Operating Officer and Director
Beth Monroe-Chase..........  46 Chief Development Officer, Executive Vice
                                President and Director
Barry M. Abelson...........  51 Director
John R. Ficquette..........  43 Director
Paul J. Klaassen...........  40 Director
William Porter Payne.......  50 Director
Harry J. Sauer.............  46 Director
Lester E. Gallagher, III...  42 Chief Financial Officer

BIOGRAPHICAL INFORMATION FOR EXECUTIVE OFFICERS AND DIRECTORS

  David C. Cooper has served as the Chairman of the Board of Directors of the Company since its formation and Division President--Atlanta since September 1997. Mr. Cooper founded David C. Cooper & Associates, Inc. and DCCA Professional Temporaries, Inc. in 1980 and served as their president until May 1997. Mr. Cooper received his Bachelor of Business Administration degree in Accounting from the University of Georgia. Mr. Cooper is a past president of the American Association of Accounting and Finance, a national network of independently owned accounting and finance permanent placement and temporary staffing businesses.

  Timothy Mann, Jr. has served as Chief Executive Officer of the Company since October 1997 and a Director since its formation. Prior to his becoming Chief Executive Officer, Mr. Mann served the Company in various roles. From 1992 until 1997, Mr. Mann was an attorney engaged in the private practice of law, most recently with Alston & Bird LLP in Atlanta, Georgia. Mr. Mann has extensive staffing industry experience, having served as issuer's counsel in a number of staffing industry public equity offerings and as buyer's counsel in a number of staffing industry mergers and acquisitions. Mr. Mann's experience also includes service in the audit division of Arthur Andersen LLP. Mr. Mann received his J.D. cum laude from the University of Georgia and his Bachelor of Science degree in Accounting from the University of Florida.

  Edward S. Baumstein has served as the Chief Operating Officer and a Director of the Company since September 1997 and as President of the Company since October 1997. Mr. Baumstein served as the president and chief executive officer of AcSys Resources, Inc. from 1994 until September 1997 and had served in various positions since he joined AcSys Resources in 1983. Prior to joining AcSys Resources, Mr. Baumstein was with Price Waterhouse. He received his B.B.A. in Accounting from Temple University and is a certified public accountant.

  Beth Monroe-Chase has served as a Director of the Company since its formation. She served as Chief Operating Officer from the Company's formation until September 1997, when she became the Company's Chief Development Officer and Executive Vice President. Ms. Monroe-Chase was one of the founders of Infinity Enterprises, Inc. (d/b/a Don Richard Associates of Washington) and from 1994 until the formation of the Company served as its president. Ms. Monroe-Chase served as the director of sales from 1992 to 1994 and as managing director from 1993 to 1994 for the predecessor of Don Richard Associates of Washington (which also operated under that name). Her previous staffing industry experience includes service as an area manager for Staff Builders and as a regional manager with TeleSec Staffing.

  Barry M. Abelson has served as a Director of the Company since the completion of the Company's initial public offering in February 1998. He has been a partner in the law firm of Pepper Hamilton LLP, Philadelphia, Pennsylvania since May 1992 and has served as Chairman of its Executive Committee since February 1995. Mr. Abelson is also a director of Intelligent Electronics, Inc. and XLConnect Solutions, Inc. Mr. Abelson received his Bachelor of Arts degree in Sociology from Dartmouth College and his J.D. degree from the University of Pennsylvania.

  John R. Ficquette has served as a Director of the Company since September 1997. Mr. Ficquette was a shareholder and officer of C.P.A. Staffing, Inc. from 1990 until its acquisition by AcSys Resources in August 1997. His responsibilities at C.P.A. Staffing included client development, training, system development and administration. Mr. Ficquette received his Bachelor of Science Degree in Business Administration from the University of Alabama.

  Paul J. Klaassen has served as a Director of the Company since February 1998. He is the co-founder and has served as Chairman of the Board and Chief Executive Officer of Sunrise Assisted Living, Inc. and its predecessor entities since 1981. He also served as President of Sunrise Assisted Living, Inc. and its predecessor entities from 1981 through July 1997. Mr. Klaassen is the founding Chairman of the Assisted Living Facilities Association of America, the largest assisted living industry trade association. He serves on the editorial advisory boards of Contemporary Long Term Care, Retirement Housing Report, Assisted Living Today and Assisted Living Briefing magazines.

  William Porter Payne has served as a Director of the Company since the completion of the Company's initial public offering in February 1998. He has served as Vice Chairman of NationsBank Corporation since January 1997 and was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Anheuser-Busch Companies, Inc., Cousins Properties, Inc. and Jefferson-Pilot Corporation. Mr. Payne received his Bachelor of Arts in Political Science and J.D. degrees from the University of Georgia.

  Harry J. Sauer has served as a Director of the Company and as the Division President--Philadelphia since September 1997. Mr. Sauer has worked in the staffing industry since 1977, when he co-founded AcSys Resources. He served in various positions with AcSys Resources, most recently as chief operating officer. Mr. Sauer received his Bachelor of Arts degree in Political Science from American University and his M.B.A. from Boston College. Mr. Sauer has served as the president of Hillel of Greater Philadelphia and as a board member of several nonprofit organizations.

  Lester E. Gallagher, III has served as the Company's Chief Financial Officer since September 1997. From 1994 through the AcSys Resources acquisition, Mr. Gallagher served as the chief financial officer of AcSys Resources. From 1990 to 1994, he was a manager with Coopers & Lybrand LLP. Mr. Gallagher received his Bachelor of Science degree in Accounting from Villanova University and is a certified public accountant.

BOARD ORGANIZATION

  The number of directors on the Board of Directors is fixed at ten. One current director is not standing for reelection, and the Board intends to elect Mr. Robert M. Kwatnez, an officer and shareholder of Icon Search and Consulting, Inc. ("Icon"), to fill the vacancy upon the closing of the Company's acquisition of Icon (but in no event earlier than the adjournment of the Meeting). Directors of the Company are elected at the annual meeting of shareholders. Executive officers are appointed by the Board of Directors. Directors and executive officers of the Company are elected or appointed to serve until they resign or are removed or are otherwise disqualified to serve, or until their successors are elected and qualified at the next annual meeting of shareholders. During 1997, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate of all regular, annual and special meetings of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  In February 1998 after the Company completed its initial public offering, the Board of Directors established a Compensation Committee and an Audit Committee. The Board of Directors does not have a nominating committee because nominating functions are performed by the Board of Directors as a group.

  The Audit Committee was established to review the internal controls of the Company, review the objectivity of its financial reporting and meet with appropriate Company financial personnel and the Company's independent auditors in connection with these reviews. The Audit Committee is also charged with recommending to the Board the appointment of independent auditors to serve as the Company's auditors for the following year. The members of the Audit Committee are Messrs. Abelson, Klaassen, Payne and Mann.

  The Compensation Committee was established to advise and make recommendations to the Board with respect to salaries and bonuses to be paid to executive officers and other employees of the Company. The Compensation Committee also administers the Company's 1997 Stock Option Plan and its other stock option plans. It also recommends to the Board of Directors adoption of any compensation plans in which officers and directors of the Company are eligible to participate. The members of the Compensation Committee are Messrs. Abelson, Cooper, Klaassen and Payne.

DIRECTOR COMPENSATION

  Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company (an "Outside Director") receives $1,000 for each meeting of the Board of Directors attended and for each meeting of a committee of the Board of Directors (unless the committee meeting is held on the same day as a meeting of the Board of Directors). All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or its committees and for other expenses incurred in their capacity as Directors.

  The Company has adopted a policy of granting to each Outside Director, upon his or her initial appointment to the Board of Directors, a stock option to purchase 50,000 shares of Common Stock pursuant to the Option Plan. Pursuant to this policy the Board granted options to purchase 50,000 shares of Common Stock to each of Messrs. Abelson and Payne at the initial public offering price of $8.50 per share and granted options to purchase 50,000 shares of Common Stock to Mr. Klaassen at $13.00 per share. In addition, the Company has adopted a policy of granting to each Outside Director, once each quarter during the Outside Director's term as a director, options to purchase 4,000 shares, with a lifetime cap of 150,000 shares per Outside Director. The option price will be equal to the fair market value at the date of each grant, and each option will have a 10-year term. One third of the options will vest on each of the first three anniversaries of the date of grant, provided that all unvested options will vest upon a change in control of the Company (as defined in the option agreement) or the death of the Outside Director.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The Company was incorporated in March 1997 and conducted no operations in 1996. The Company's most highly compensated executive officers in 1997 were Messrs. Cooper, Mann, Baumstein, Gallagher and Mark E. Strassman and Ms. Monroe-Chase (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                                       COMPENSATION
                                                       ------------
                                ANNUAL COMPENSATION       AWARDS
                             ------------------------- ------------
                                                        SECURITIES
                                                        UNDERLYING   ALL OTHER
                                                         OPTIONS/   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)   SARS (#)       ($)
---------------------------  ---- ---------- --------- ------------ ------------
David C. Cooper,
 Chairman of the Board of
 Directors(1)..............  1997  $ 83,333   $  --          --         $--
Timothy Mann, Jr.,
 Chief Executive
 Officer(2)................  1997   110,128      --      135,198         --
Edward S. Baumstein,
 President and Chief
 Operating Officer(3)......  1997    66,666      --          --          --
Mark E. Strassman,
 former President(4).......  1997   107,590      --          --          --
Beth Monroe-Chase,
 Chief Development
 Officer(5)................  1997   107,590      --          --          --
Lester E. Gallagher, III,
 Chief Financial
 Officer(6)................  1997  $ 41,666   $1,000      18,771        $400(7)

--------
(1) Reflects compensation paid by the Company to Mr. Cooper beginning on May 16, 1997, the date that the Company employed Mr. Cooper as its Chairman of the Board of Directors.
(2) Reflects compensation paid by the Company to Mr. Mann in all capacities beginning on March 12, 1997, the date that the Company employed Mr. Mann. Mr. Mann served in various executive positions with the Company before becoming its Chief Executive Officer in October 1997.
(3) Reflects compensation paid by the Company to Mr. Baumstein in all capacities beginning on September 3, 1997, the date that the Company employed Mr. Baumstein. Mr. Baumstein has served as Chief Operating Officer since September 1997 and as President since October 1997.
(4) Reflects compensation paid by the Company to Mr. Strassman in all capacities from May 16, 1997, the date that the Company employed Mr. Strassman. Mr. Strassman served as the Company's President from May 1997 to October 1997 and no longer is an executive officer. See "Certain Transactions--Acquisitions--Don Richard Associates of Washington."
(5) Reflects compensation paid by the Company to Ms. Monroe-Chase beginning on May 16, 1997, the date that the Company employed Ms. Monroe-Chase, who initially served as Chief Operating Officer and became Chief Development Officer in September 1997.
(6) Reflects compensation paid by the Company to Mr. Gallagher beginning on September 3, 1997, the date that the Company employed Mr. Gallagher as its Chief Financial Officer.
(7) Matching contributions by the Company to Mr. Gallagher's account under the Company's 401(k) pension plan.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  Each of Messrs. Cooper, Mann, Baumstein and Ms. Monroe-Chase entered into employment agreements with the Company that provide for an annual base salary of $200,000. Each executive officer (except Messrs.

Mann and Gallagher) is also contractually entitled to a bonus to be agreed upon and based upon certain performance criteria as set forth in his or her agreement, although no executive bonuses were paid in or for 1997 other than to Mr. Gallagher. Mr. Mann's agreement provides for an annual bonus equal to 2.0% of the year-to-year increase in the Company's earnings before interest, taxes, depreciation and amortization, and the grant of stock options as described under "--Option/SAR Grants in Last Fiscal Year." Mr. Gallagher's agreement provides for an annual base salary of $125,000, such bonus as the Board of Directors may determine up to an amount equal to 15% of his then-current base salary (he received a $1,000 holiday bonus in 1997), and the grant of stock options as described under "--Option/SAR Grants in Last Fiscal Year." None of the Company's executive officers has received or is expected to receive perquisites the value of which exceeds the lesser of $50,000 or 10% of the salary and bonus of such executive.

  Each employment agreement for the Named Executive Officers (other than Mr. Strassman, who no longer serves as an executive officer) is for a term of three years and continues thereafter for additional one year terms until either the Company or the executive officer elects not to renew the agreement. Each of these agreements provides that, in the event of a termination of employment either (i) by the Company without cause (as defined in the agreement) or (ii) by the employee following a change in control (as defined in the agreement) or a breach by the Company of such executive's employment agreement or a registration rights agreement, such executive officer will be entitled to receive from the Company a lump sum severance payment equal to three times the sum of his or her then-current annual salary plus the amount of his or her bonus calculated using the results of the operations of the Company for the twelve months prior to such termination. In such event, the non-compete provisions discussed below would not apply to such executive officer. If an executive officer resigns for any other reason, such executive officer will be entitled to receive from the Company a lump sum severance payment equal to his or her then current annual salary. If an executive is terminated upon a determination by the Board of Directors that such executive officer failed to meet performance expectations, then such executive officer will be entitled to receive a lump sum severance payment equal to his or her base salary for the greater of the remainder of the term of his or her employment agreement or one year.

  Each of the above employment agreements contains a covenant not to compete with the Company for a period of two years immediately following termination of employment and an obligation not to solicit any employees or customers of the Company for a period of one year following termination of employment.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning the Company's 1997 grants of stock options to Timothy Mann, Jr. and Lester E. Gallagher, III, the only Named Executive Officers who were granted stock options in 1997.

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                                       PERCENT OF                       POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF      TOTAL                          ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES  OPTIONS/SARS EXERCISR                PRICE APPRECIATION FOR
                          UNDERLYING   GRANTED TO  OR BASE                     OPTION TERM(1)
                         OPTIONS/SARS EMPLOYEES IN  PRICE   EXPIRATION ----------------------------------
          NAME            GRANTED(#)  FISCAL YEAR   ($/SH)     DATE      0%($)        5%($)     10%($)
          ----           ------------ ------------ -------- ---------- ---------    --------- -----------
Timothy Mann, Jr. ......  135,198(2)      54.8%     $8.00      2007    $     --     $ 680,202 $ 1,723,766
Lester E. Gallagher,
 III....................   18,771(3)       7.6%     $2.66      2006    $ 100,237(4) $  71,699 $   171,730

--------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from options granted to the Named Executive Officers.
(2) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. These stock options are fully vested and have a 10-year term.

(3) In January 1997 AcSys Resources, Inc. granted options to Mr. Gallagher that were converted into options to purchase 18,771 shares of Common Stock at a price of $2.66 per share in connection with the Company's acquisition of AcSys Resources. These options are fully vested and expire in 2006.
(4) Based upon an assumed grant-date market value of $8.00 per share.

  In addition to the options granted in 1997 to Messrs. Mann and Gallagher, in 1997 the Company also agreed in each of their respective employment agreements to grant stock options to them upon the Company's initial public offering as described below. On February 5, 1998, the effective date of the Company's registration statement for its initial public offering (the "Offering Date"), the Company granted to Mr. Mann options to purchase 113,357 shares of Common Stock (an amount equal to 1% of the shares of Common Stock outstanding on the date of the offering, assuming the underwriters' over-allotment option was exercised in full, as in fact occurred), at an exercise price equal to the initial public offering price of $8.50 per share. One-half of these options vest on each of the first two anniversaries of the Offering Date, and the options have a 10-year term. All of Mr. Mann's unvested options vest immediately if he is terminated without cause or resigns for good reason or upon a change in control (as such terms are defined in his employment agreement). The Company also granted to Mr. Gallagher, upon the Offering Date, options to purchase 66,229 shares of Common Stock at an exercise price equal to the initial public offering price of $8.50 per share. One third of these options vest on each of first, second and third anniversaries of the effective date. All of Mr. Gallagher's unvested options vest immediately if he is terminated without cause or resigns for good reason or upon a change in control (as such terms are defined in his employment agreement).

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

  The following table gives information with respect to options held by Mr. Mann and Mr. Gallagher, the only Named Executive Officers who held unexercised options at December 31, 1997. The Company has never issued any SARs, and none of the Named Executive Officers exercised any stock options during 1997. There was no market for the Common Stock until it began trading on the Nasdaq National Market on February 6, 1998. The fiscal year-end market value of $8.50 per share is equal to the initial public offering price of $8.50 per share.

                                                      NUMBER OF
                                                     SECURITIES      VALUE OF
                                                     UNDERLYING    UNEXERCISED
                                                     UNEXERCISED   IN-THE-MONEY
                                                    OPTIONS/SARS   OPTIONS/SARS
                                                      AT FISCAL     AT FISCAL
                                                    YEAR-END (#)  YEAR-END($)(1)
                                                    EXERCISABLE/   EXERCISABLE/
                       NAME                         UNEXERCISABLE UNEXERCISABLE
                       ----                         ------------- --------------
Timothy Mann, Jr...................................   135,198/0    $ 67,599/--
Lester E. Gallagher, III...........................    18,771/0    $109,623/--

--------
(1) Based upon an assumed fiscal year-end market value of $8.50 per share.

1997 STOCK OPTION PLAN

  The Board of Directors and the Company's shareholders approved the Company's 1997 Stock Option Plan (the "Option Plan"), which became effective in May 1997. The Company granted options to purchase 1,148,586 shares of Common Stock to certain employees and executive officers on February 5, 1998, the effective date of the Company's initial public offering, an exercise price equal to the initial public offering price of $8.50 per share. Awards under the Option Plan were granted by the Board of Directors but will in the future be granted by the Compensation Committee. In addition, pursuant to the Company's policy of granting options to Outside Directors as explained in "Management of the Company--Director Compensation," the Company granted 100,000 options to two directors at an exercise price equal to the initial public offering price of $8.50 per share, and granted 50,000 options to a director who subsequently joined the Board at an exercise price of $13.00, the closing price on the date of the grant.

  Awards under the Option Plan may include incentive stock options ("ISOs") and/or non-qualified stock options ("NQSOs"). The Compensation Committee administers the Option Plan and generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an ISO or NQSO, subject to certain limitations in the Option Plan. The maximum number of shares of Common Stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 2,000,000 shares. The Option Plan provides that the number of shares of Common Stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 500,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year. The Option Plan will remain in effect until terminated by the Board of Directors. No ISO may be granted after May 2007. The Option Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if the amendment increases the total number of shares issuable pursuant to ISOs or changes the class of employees eligible to receive ISOs that may participate in the Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors did not have a Compensation Committee until February 1998. The officers and employees of the Company who participated in deliberations of the Board in 1997 concerning executive officer compensation were (i) Edward S. Baumstein, David C. Cooper, John R. Ficquette, Timothy Mann, Jr., Beth Monroe-Chase, Harry J. Sauer and Mark E. Strassman, each of whom is currently a director of the Company; and Kevin W. Cole, Patricia J. Homrich, Edward K. Turner and Stephen S. Tutwiler, each of whom was a director for a portion of 1997.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Overview. The key components of executive officer compensation are salary, bonus and stock option awards. Each of the Company's executive officers is a party to an employment agreement (collectively, the "Executive Employment Agreements") that are described above. With the exception of Mr. Mann, the Company's Chief Executive Officer, the Company's executive officers were key employees of the companies acquired by the Company (the "Acquired Companies"), and their employment agreements were entered into in arm's-length negotiations as part of the overall negotiation of the terms of the applicable acquisition.

  The Company formed its Compensation Committee in February 1998 after the Company's initial public offering. Each of the members of the Compensation Committee other than Mr. Cooper is an Outside Director. No Outside Director is or has been an officer or employee of the Company.

  The members of the Compensation Committee hold primary responsibility for determining executive officer compensation levels, subject to the terms of the Executive Employment Agreements. The Compensation Committee has adopted a compensation philosophy that is intended to align compensation with the Company's overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation and shareholder value. The goals of the program are:

  . To compensate executive employees in a manner that aligns the employee's interests with the interests of the shareholders;

  .  To encourage continuation of the Company's entrepreneurial spirit;

  .  To reward executives for successful long-term strategic management;

  .  To recognize outstanding performance; and

  .  To attract and retain highly qualified and motivated executives.

  The Compensation Committee intends to continue to grant to certain of the Company's executives and other key employees stock options at the current market value, which options have no monetary value to the executives unless and until the market price of the Common Stock increases above the exercise price. (Executive officers who were owners of the Acquired Companies and therefore already own a substantial number of shares of Common Stock have not been granted options.) The mix of base salary, bonuses and stock option awards reflects the Compensation Committee's intention to link executive compensation to the Company's operational performance and the price of the Common Stock. The Compensation Committee anticipates that future option grants will be based on a subjective analysis of various performance criteria, primarily earnings per share and operating profits, but will not directly be tied to any one factor. Future bonus payments will be awarded in the discretion of the Compensation Committee as it deems appropriate. The Compensation Committee intends to continue to examine ways to more closely link its annual bonus and long-term incentive plans to the Company's stock performance, with the objective of creating plans that strengthen the relationship between shareholder value and executive compensation.

  CEO Compensation. Timothy Mann. Jr., the Company's Chief Executive Officer, agreed in March 1997 to join the Company as its first officer and director. Mr. Mann's agreement originally provided for him to serve as the Company's Chief Financial Officer at an annual salary of $140,000, with an annual bonus equal to 2.0% of the year-to-year increase in the Company's earnings before interest, taxes, depreciation and amortization, and with the grant of stock options as described under "--Option/SAR Grants in Last Fiscal Year." The terms of Mr. Mann's initial employment agreement were negotiated at arm's-length when the Company was in its formative stage, with all the risks attendant to new venture. The Compensation Committee believes that the bonus arrangement gives Mr. Mann an appropriate incentive to work to increase the Company's earnings, which will ultimately benefit all of the Company's shareholders. Similarly, the Company believes that the options granted to Mr. Mann serve to link his compensation to the Company's operational performance and the price of the Common Stock. The Board subsequently increased Mr. Mann's salary to $200,000 upon his promotion to Chief Executive Officer in October 1997. The Board took into account Mr. Mann's increased responsibilities and the salaries being paid to the Company's other executive officers.

  This report is submitted by the members of the Compensation Committee.

                                          David C. Cooper
                                          Barry M. Abelson
                                          Paul J. Klaassen
                                          William Porter Payne

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in their ownership of the Company's Common Stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of the forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, its directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements since such persons became subject to such filing requirements when the Company became a reporting company upon its initial public offering in February 1998.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 27, 1998 by: (i) each of the Company's directors and Named Executive Officers; (ii) all executive officers and directors of the Company as a group; and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each of the holders listed below has sole voting power and investment power over the shares beneficially owned. Each of the persons known by the Company to beneficially own more than 5% of the Common Stock has an address in care of the Company's principal offices.

                                                SHARES BENEFICIALLY OWNED(1)
                                              ---------------------------------
         NAME                                      NUMBER         PERCENTAGE
         ----                                 ---------------- ----------------
David C. Cooper..............................        1,573,714           13.8%
Timothy Mann, Jr.(2).........................          135,198            1.2
Edward S. Baumstein..........................          993,521            8.7
Beth Monroe-Chase............................          651,143            5.7
Lester E. Gallagher, III(3)..................           18,771              *
Barry M. Abelson.............................            1,000              *
John R. Ficquette............................          609,637            5.3
Paul J. Klaassen.............................            2,500              *
William Porter Payne.........................            2,000              *
Harry J. Sauer...............................          993,521            8.7
Mark E. Strassman............................          581,143            5.1
Louis Boohaker...............................          609,637            5.3
All directors and executive officers as a
 group (11 persons)(4).......................        5,562,148           48.0%

--------
  * Less than 1%.
(1) Shares Beneficially Owned is calculated assuming 11,428,131 shares of Common Stock were outstanding on the date stated above. This percentage also includes Common Stock of which such individual has the right to acquire beneficial ownership within sixty days of such date, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual.
(2) Comprised of currently exercisable options held by Mr. Mann to purchase a total of 135,198 shares of Common Stock.
(3) Comprised of currently exercisable options held by Mr. Gallagher to purchase a total of 18,771 shares of Common Stock.
(4) Includes currently exercisable options to purchase a total of 153,969 shares of Common Stock.

                             CERTAIN TRANSACTIONS

ACQUISITIONS

  Since the Company's formation in March 1997, it has acquired eight accounting and finance professional staffing companies. All of these companies now operate as wholly owned subsidiaries of the Company. In certain of these acquisitions persons who were previously shareholders of the companies, and who are now executive officers, directors or holders of at least 5% of the Company's outstanding Common Stock, received consideration from the Company in connection with the applicable acquisition. These acquisitions are described in more detail below:

  David C. Cooper & Associates. The Company issued 1,573,714 shares of Common Stock to David C. Cooper in connection with the mergers of wholly owned subsidiaries of the Company with and into David C. Cooper & Associates, Inc. and DCCA Professional Temporaries, Inc. in May 1997.

  Don Richard Associates of Washington. The Company issued a total of 2,237,142 shares of Common Stock in connection with the merger of a wholly owned subsidiary of the Company with and into Infinity Enterprises, Inc. d/b/a Don Richard Associates of Washington in May 1997. The following directors, executive officers and/or 5% shareholders received shares of Common Stock in that merger: Mark E. Strassman--671,143 shares; and Beth Monroe-Chase--671,143 shares. Other Don Richard Associates of Washington shareholders who are not directors, executive officers and/or 5% shareholders received the balance of 1,193,140 shares issued by the Company. In May 1997 the Company entered into a three-year employment agreement with Mr. Strassman, a director of the Company, under which Mr. Strassman served as the Company's President until October 1997 at an annual base salary of $200,000 (the employment agreement was otherwise substantially similar to the employment agreements for the Named Executive Officers). Mr. Strassman's employment agreement was subsequently modified to provide that he would consult with the Company's senior management and to provide that, upon its termination, Mr. Strassman would continue to be paid the same compensation and benefits through November 2000 instead of receiving a lump-sum severance payment. In December 1997 it was determined that Mr. Strassman would no longer play an active role in the Company's management. As a result, the Company recorded a nonrecurring expense of $512,000 (the present value of the payments due to Mr. Strassman under his employment agreement) in the quarter ended December 31, 1997.

  AcSys Resources. The Company issued a total of 3,206,316 shares of Common Stock in connection with the merger of a wholly owned subsidiary of the Company with and into AcSys Resources, Inc. in September 1997. The following directors, executive officers and/or 5% shareholders received shares of Common Stock in that merger: Edward S. Baumstein--993,521 shares; Harry J. Sauer-- 993,521 shares; John R. Ficquette--609,637 shares; and Louis Boohaker--609,637 shares. Other AcSys Resources shareholders who are not directors, executive officers and/or 5% shareholders received the balance of 453,186 shares issued by the Company.

  Prior to their acquisition by the Company, certain companies incurred indebtedness that was personally guaranteed by their shareholders. The Company borrowed an aggregate of approximately $11.1 million under the Company's credit facility to repay such indebtedness upon the acquisition of such acquired companies. Obligations which are guaranteed by certain of the Company's current shareholders having a principal balance of approximately $1.1 million remain outstanding.

RENTAL OF AIRCRAFT FROM COMPANY OWNED BY MR. COOPER

  The Company from time to time uses an aircraft owned by Atlantic Leasing Corporation ("Atlantic"), a company that is wholly owned by David C. Cooper, the Company's Chairman of the Board. The Company has used the aircraft for business purposes, and until the completion of the Company's initial public offering in February 1998, the Company paid Atlantic for the actual operating costs associated with the Company's use of the aircraft. Since that date the Company has paid Atlantic a amount equal to the regular commercial coach fare for each person on the flight. The Company paid Atlantic a total of $28,144 in 1997 and has paid $55,685 to date in 1998 for such use. The Company anticipates that it will continue this arrangement in the future.

COMPANY POLICY

  All transactions with the Company's shareholders, officers and directors or their affiliates, if any, are subject to the approval of a majority of the independent and disinterested Outside Directors and will be conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm's-length basis.

                     ELECTION OF DIRECTORS OF THE COMPANY

  At the Meeting, nine Directors are to be elected to serve for a term expiring at the 1999 annual meeting of shareholders. The persons named below have been nominated by the Board of Directors for election as directors. All of these nominees are currently serving as directors of the Company.

  Management has made inquiries and believes that each of the nominees will be willing and able to serve if elected. If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, discretionary authority is reserved to vote for a substitute chosen by the Board of Directors of the Company. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

  The Board of Directors of the Company recommends that shareholders vote "for" the election of each of the following persons as directors of the
Company:

                                          Barry M. Abelson
                                          Edward S. Baumsteim
                                          Beth Monroe-Chase
                                          David C. Cooper
                                          John R. Ficquette
                                          Paul J. Klaassen
                                          Timothy Mann, Jr.
                                          William Porter Payne
                                          Harry J. Sauer

  Certain biographical information concerning the nominees is provided under "Management of the Company."

                             SHAREHOLDER PROPOSALS

  The Company's Bylaws provide procedures for shareholders to bring business before the Meeting and to nominate directors for election at the meeting. Such procedures include the shareholder providing advance notice to the Company of such business or nomination. A shareholder must also follow certain procedures that are fully set forth in Rule 14a-8 of the General Rules and Regulations adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Among other requirements of the Rule is a requirement that a proposal for consideration at the next meeting must be received at the Company's principal office not later than January 7, 1999. Unless the procedures set forth in the Bylaws and the referenced Rule are followed, no business may be brought before the Meeting, and no person shall be eligible for election as a director of the Company.

                             INDEPENDENT AUDITORS

  The Company has selected Arthur Andersen LLP, independent auditors, as the Company's principal accounting firm. A representative of Arthur Andersen is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of the Company's accounting firm is not a matter required to be submitted to the shareholders.

                                  * * * * * *

  The Company's 1997 annual report on Form 10-K, as amended, is being mailed to shareholders along with these proxy materials. The Company will furnish to each person whose proxy is solicited, on the written request of such person, a copy of the exhibits to such report upon request. Such request should be directed to Jerri Davis, Assistant Secretary, ACSYS, Inc., Five Concourse Parkway, Suite 2650, Atlanta, Georgia 30328.

                                  ACSYS, INC.

       2000 Pennsylvania Avenue, N.W., Suite 7650,Washington, D.C.  20006
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 29, 1998

  The undersigned hereby appoints Lester E. Gallagher, III and Jerri Davis, and each of them, proxies, with full power of substitution, for and in the name or names of the undersigned, to vote all shares of Common Stock of ACSYS, Inc. held of record by the undersigned at the Annual Meeting of Shareholders to be held on Friday, May 29, 1998 , at 10:00 a.m., E.D.T., at the offices of Nelson Mullins Riley & Scarborough, L.L.P., Suite 1400, 999 Peachtree Street, N.E., Atlanta, Georgia 30309; and at any adjournment thereof, upon the matter described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment thereof. Said persons are directed to vote on the matter described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before, and matters incident to the conduct of, the meeting and any adjournment thereof:

1.  Proposal to elect the nominees listed to the    NOMINEES: Barry M. Abelson, Edward S. Baumsteim, Beth Monroe-Chase,
right:                                              David C. Cooper, John R. Ficquette, Paul J. Klaassen, Timothy Mann, Jr.,
                                                    William Porter Payne, Harry J. Sauer

[_]  FOR:  nominees listed at right (except as      [_]  WITHHOLD authority to vote for all nominees
indicated to the contrary below)

INSTRUCTIONS: To withhold authority to vote for an individual nominee, write the applicable name in the space provided below:


--------------------------------------------------------------------------------

                (Continued and to be signed on the reverse side)

  Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the Annual Meeting.

                                        THIS PROXY WILL BE VOTED AS DIRECTED OR,
                                        IF NO DIRECTION IS INDICATED, WILL BE
                                        VOTED "FOR" THE STATED PROPOSAL.


                                        -------------------------------------
                                        Signature of Shareholder


                                        -------------------------------------
                                        Signature if held jointly


                                        Dated:___________________________, 1998


IMPORTANT: If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee, guardian or other person signing in a representative capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.